SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this "Agreement") is entered into, as of the 29th day of December, 2017, by and between Noreen Griffin, on her own behalf and as trustee for the Griffin Family Trust (collectively, "Griffin"), Barry McFarland ("McFarland"), Phtope, LLC, a Delaware limited liability company ("Phtope"), pH Solutions, Inc., a Colorado corporation ("pHS"), and iPure Labs, Inc., a Nevada corporation (the "Company") and iPure Labs, Inc. a Florida corporation ("iPure Florida").

RECITALS

A. **WHEREAS**, the Company is a publically traded company, quoted on OTCMarkets.com under the trading symbol "IPLB."

B. **WHEREAS**, iPure Florida is a wholly owned subsidiary of the Company.

C. **WHEREAS**, Phtope owned certain intellectual property that it assigned to iPure Florida ("IP") pursuant to a license agreement ("IP Agreement") executed by the Company and pHS, as the sole member of Phtope.

D. **WHEREAS**, Griffin and McFarland are the principal shareholders of pHS and have, and have had at all times, the authority to act on behalf of and to bind both pHS and Phtope.

E. **WHEREAS**, pursuant to the IP Agreement, the Company assumed aggregate debts of approximately $7,246,590 owed to pHS, Griffin and/or McFarland in connection with the transfer of IP to iPure Florida (the "IP Obligations").

F. **WHEREAS**, Griffin and the Company have entered into various service and other agreements pursuant to which Griffin was issued shares of the Company's common stock (the "Griffin Shares") and certain promissory notes convertible into common shares of the Company in the aggregate principal amount of approximately $600,000.00 (the "Griffin Notes").

G. **WHEREAS**, the IP Agreement has been terminated and the parties wish to enter this Agreement to settle all potential claims and obligations between the parties.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements and representations set forth herein, the parties agree as follows:

1. **Incorporation of Recitals:** The parties hereto acknowledge and agree that that each of the above recitals is true and correct and incorporated herein by reference.

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2. **Settlement:** The parties hereto agree that all agreements, licenses, promissory notes, obligations, debts, commitments or the like between the Company and/or iPure Florida on the one side and Griffin, McFarland, Phtope and/or pHS on the other side, to the extent not already cancelled or terminated, are hereby terminated and shall be of no further force and effect. Specifically, without limiting the generality of the foregoing, (i) the IP Agreement, IP Obligations and all promissory notes or other instruments representing the IP Obligations are terminated, null and void, and of no further force or effect, (ii) the Griffin Shares are cancelled and shall be returned to the Company's treasury, and Griffin shall promptly return all certificates representing the Griffin Shares to the Company, and (iii) the Griffin Notes, and all obligations represented thereby, are terminated, null and void, and of no further force or effect and Griffin shall promptly surrender the Griffin Notes to the Company. In consideration for the foregoing, the Company agrees to (i) and does hereby transfer, assign, gift, acquit and assign all IP subject to the IP Agreement to pHS or its designated assign, (ii) issue McFarland 150,000 shares of the Company's common stock, (iii) issue Griffin 400,000 shares of the Company's common stock, and (iv) issue Griffin a convertible promissory note, substantially in the form attached hereto as Exhibit A, in the principal amount of $250,000.

3. **Mutual Releases:**

In consideration of the mutual relinquishment of their respective rights, both legal and equitable, with reference to all of the past, present and future disputes and differences existing or which may exist between and among the parties, Griffin, McFarland, pHS and Phtope do jointly and severally release and forever discharge the Company, iPure Florida and their respective agents, employees, family members, principals, members, successors, affiliates and assigns (collectively, "Company Released Parties"), from all action or actions, cause or causes of action, suits, claims or demands of whatsoever kind or character, at law or in equity, whether the asserted liability be joint or several, known or unknown, which exists or may exist on the date hereof or which may exist in the future, for, upon, or by reason of any transaction, matter, statements, act, omission, cause or thing related, directly or indirectly, to the parties' working relationship, provision or receipt of services, the IP, IP Obligations, Griffin Shares, Griffin Notes or any other agreements or transactions between any of the parties hereto, either formal or informal, written or verbal. The parties agree that this release of claims should be interpreted

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and construed broadly to accomplish its intent and purpose to release all claims of any nature between the parties.

In consideration of the mutual relinquishment of their respective rights, both legal and equitable, with reference to all of the past, present and future disputes and differences existing or which may exist between and among the parties, the Company and iPure Florida, jointly and severally, release and forever discharge Griffin, pHS, Phtope and McFarland and their respective agents, employees, family members, principals, members, successors, affiliates and assigns ("pHS Released Parties"), from all action or actions, cause or causes of action, suits, claims or demands of whatsoever kind of character, at law or in equity, whether the asserted liability be joint or several, known or unknown, which exist or may exist on the date hereof or which may exist in the future, for, upon, or by reason of any transaction, matter, statements, act, omission, cause or thing related, directly or indirectly, to the IP Agreement, the parties' working relationship, the provision or receipt of services, the IP or any other agreements or transactions between the parties either formal or informal, written or verbal. The parties agree that this release of claims should be interpreted and construed broadly to accomplish its intent and purpose to release all claims of any nature between the parties.

4. **Waiver.** The parties acknowledge that they may subsequently discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true with respect to the matters released in this Agreement. Nevertheless, it is the intention of the parties, through this Agreement, to fully, finally, and forever to settle and release all such matters and all such claims which do now exist, may exist, or previously have existed between the parties. The parties intend that such waiver be enforceable and of full force and effect despite any state statute or other rule providing substantially as follows:

> ***A general release does not extend to claims which the plaintiff does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the defendant.***

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5. **Covenant Not to Sue:** To the extent permitted by law, each of Griffin, McFarland, pHS and Phtope forever waives, releases, and covenants not to sue or file or assist with suing or filing any lawsuit or claim against any of the Company Released Parties with any court, governmental agency or other entity based on any claim released hereby, whether known or unknown at the time of execution, provided, however, that the parties may enforce this Agreement as set forth herein. To the extent permitted by law, each of the Company and iPure Florida forever waives, releases, and covenants not to sue or file or assist with suing or filing any lawsuit or claim against any of the pHS Released Parties with any court, governmental agency or other entity based on any claim released hereby, whether known or unknown at the time of execution, provided, however, that the parties may enforce this Agreement as set forth herein.

6. **Tax Treatment:** Each party acknowledges that he/she/it has consulted his/her/its tax professional with regards to the tax consequences of this Agreement and agrees that he/she/it will assume any and all tax obligations or consequences which may arise from this Agreement, and he/she/it shall not seek any indemnification from any other party in this regard. The Company shall issue all tax forms as required by applicable law and shall issue the same to the appropriate governmental entities.

7. **No Attorneys' Fees and Costs:** The parties agree that they shall bear their own respective costs and fees, including attorneys' fees, in connection with the negotiation and execution of this Agreement.

8. **Full and Independent Knowledge:** The parties represent that they have each thoroughly discussed all aspects of this Agreement with their respective attorneys and tax representatives, fully understand all of the provisions of the Agreement, and are voluntarily and knowingly entering into this Agreement.

9. **Construction and Jurisdiction:** This Agreement and its validity, construction and performance shall be governed by the laws of the Nevada law without resort to conflict of law principals.

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10. **No Admission of Liability:** Neither the payment of any sums nor the execution of this Agreement shall be construed as an admission of liability or fault by any party. Any and all liability is expressly denied by all parties.

11. **Non-Disparagement:** No party will disparage or otherwise publish or communicate derogatory statements or opinions about any other party or their respective affiliates, practices, businesses, personnel, to any person or entity, be it orally or in writing. For purposes of this Agreement, "derogatory" means a statement that detracts from one's character, standing, or reputation.

12. **Interpretation:** Each of the Parties has had opportunity to participate in the preparation of this Agreement, and the parties agree that the Agreement and its terms shall not be construed in favor or against any party by virtue of the identity of its preparer.

13. **Severability:** Should any provision in this Agreement be determined to be invalid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

14. **Amendments and Waiver:** This Agreement may be amended only by a written instrument that has been executed by all parties. The failure by any party to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement, or a course of dealing between the parties, shall not be a waiver of such terms or conditions or of such party's right thereafter to enforce each and every term and condition of this Agreement.

15. **Attorneys' Fees:** The parties agree to bear their own costs and attorney's fees in connection with the Litigation referenced herein and in connection with the negotiation of this Agreement. However, in the event of any controversy, claim, or dispute based upon, arising out of, or related to the breach of enforcement of any of the provisions of this Agreement, the prevailing party (or parties) in such controversy, claim, or dispute, shall be entitled to recover its actual attorney's fees, costs, and expenses which are reasonably incurred from the non-prevailing party (or parties).

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16. **Entire Agreement:** This Agreement, including its exhibits, sets forth the entire agreement between the parties and supersedes any prior agreements between the parties pertaining to the subject matter of this Agreement.

17. **Successors:** This Agreement shall be binding upon the parties, and their heirs, representatives, executors, administrators, successors, and assigns.

18. **Representations:** The parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made by any other party or that party's agents, representatives, or attorneys to induce the execution of this Agreement. Phtope, Griffin, McFarland and pHS jointly and severally represent that (i) the IP Obligations, Griffin Notes and Griffin Shares have not been transferred and may be terminated or cancelled in full pursuant to the terms of this Agreement, and (ii) Griffin and McFarland have the authority to execute this Agreement on behalf of and to bind pHS and Phtope. Griffin and McFarland further represent that (i) they are acquiring the securities to be issued pursuant to Section 2 for their own accounts and not with a view towards distribution, (ii) they understand that such securities are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 and may not be transferred unless registered with the SEC or an exemption to registration exists, and (iii) they have had the opportunity to ask questions of the Company and have such questions answered.

19. **Execution in Multiple Counterparts:** This Agreement may be executed in one document signed by all parties, or in multiple counterparts, some or all of which may be transmitted by facsimile or in .pdf format, and each of which will be deemed an original. If executed in separate counterparts, all such counterparts shall constitute but one and the same document which may be sufficiently evidenced by one counterpart signed by the party who is to be charged with it.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date above written.

iPure Labs, Inc., a Nevada corporation

X: ______________________________

Printed/Title:

Noreen Griffin

Officer and Director

pH Solutions, Inc., a Colorado corporation

X: ______________________________

Printed/Title:Noreen Griffin

Officer and Director

Phtope, a Delaware limited liability company

X: ______________________________

Printed/Title:

X: ______________________________

Noreen Griffin

X: ______________________________

Barry McFarland

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iPure-Griffin Settlemenet Agreement 12292017

Adobe Sign Document History 04/19/2018

Created:	04/19/2018
By:	Kelly Wilson (kelly.wilson@immunetherapeutics.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAhdtvC-gpomxjg3T1VldMs5Wk1hqaxwzk

"iPure-Griffin Settlemenet Agreement 12292017" History

Document created by Kelly Wilson (kelly.wilson@immunetherapeutics.com)
04/19/2018 - 12:01:34 PM EDT- IP address: 72.238.9.143

Document emailed to Noreen Griffin (noreen.griffin@immunetherapeutics.com) for signature
04/19/2018 - 12:03:07 PM EDT

Document viewed by Noreen Griffin (noreen.griffin@immunetherapeutics.com)
04/19/2018 - 12:03:24 PM EDT- IP address: 72.238.9.143

Document e-signed by Noreen Griffin (noreen.griffin@immunetherapeutics.com)
Signature Date: 04/19/2018 - 12:04:08 PM EDT - Time Source: server- IP address: 72.238.9.143

Signed document emailed to Noreen Griffin (noreen.griffin@immunetherapeutics.com), Kelly Wilson (kelly.wilson@immunetherapeutics.com) and arden@austinlegalgroup.com
04/19/2018 - 12:04:08 PM EDT